Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

BLOCKCHAIN DIGITAL INFRASTRUCTURE, INC.

The undersigned, being a duly authorized officer and signatory of BlockchAIn Digital Infrastructure, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the corporation is BlockchAIn Digital Infrastructure, Inc.

SECOND: The certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 11, 2025, and amended and restated on March 16, 2026 (the “Certificate of Incorporation”).

THIRD: That the Board of Directors of the Corporation adopted by unanimous written consent a resolution declaring that this Certificate of Amendment of Certificate of Incorporation is advisable and in the best interest of the Corporation.

FOURTH: The Certificate of Incorporation is hereby amended by striking Article FIRST thereof in its entirety and substituting in lieu thereof a new Article FIRST which shall read in its entirety as follows:

FIRST: The name of the corporation is “AIB Data Centers Inc.”

FIFTH: This Certificate of Amendment of Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

SIXTH: This Certificate of Amendment of Certificate of Incorporation shall be effective as of 5:00 p.m. ET on June 25, 2026.

IN WITNESS WHEREOF, the undersigned affirms that the statements made herein are true under the penalties of perjury, this 24th day of June, 2026.

BLOCKCHAIN DIGITAL INFRASTRUCTURE, INC.

By:	/s/ Jerry Tang
	Name:	Jerry Tang
	Title:	Chief Executive Officer